EXHIBIT A

   (Amount of a Single Insured Bond which each Investment Company would have provided, had it not been named as an Insured under the Joint Bond)

Morgan Keegan Select Fund, Inc.                                $750,000
RMK Advantage Income Fund, Inc.                                $600,000
RMK High Income Fund, Inc.                                     $525,000
RMK Multi-Sector High Income Fund, Inc.                        $600,000
RMK Strategic Income Fund, Inc.                                $600,000
Regions Morgan Keegan Select Funds                           $1,900,000